 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): May 3, 2020

KVH Industries, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-28082	05-0420589
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

50 Enterprise Center, Middletown, RI 02842
(Address of Principal Executive Offices and zip code)

(401) 847-3327
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on which Registered
Common Stock, par value $0.01 per share	KVHI	The NASDAQ Stock Market LLC (NASDAQ Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

KVH Industries, Inc. (the “Company”) recently applied and was subsequently accepted for a loan (the “Loan”) from Bank of America, N.A., under the Paycheck Protection Program (the “Program”), which was established under the Coronavirus Aid, Relief, and Economic Security Act (the “Act”) and is administered by the U.S. Small Business Administration. The Company executed a promissory note evidencing the Loan on May 3, 2020 for the amount of $6.9 million and intends to use the proceeds from the Loan in accordance with the requirements of the Act, primarily for payroll costs and to retain workers.

The term of the Loan is two years from the funding date of the Loan. The interest rate on the Loan is 1.00%. Under the terms of the Loan, interest accrues from the funding date of the Loan but is deferred for the first six months of the term of the Loan. Principal and interest on the Loan are payable in monthly installments after the deferral period. The promissory note evidencing the Loan contains various events of default relating to, among other things, insolvency, bankruptcy or the like, payment defaults under the Loan or other loans by the lender, certain defaults under other indebtedness, breach of representations and warranties, the occurrence of a material adverse event, changes in ownership, or breach of other provisions of the promissory note. Upon an event of default, all principal and accrued interest on the Loan and any and all other loans made by the lender to the Company would at the lender’s option become immediately due and payable. The Company agreed that it will not receive any other loan under the Program.
Pursuant to the terms of the Act, the Company can apply for and may be granted forgiveness for all or a portion of the Loan, if and to the extent that the Company satisfies all of the requirements applicable to forgiveness of the Loan. Such forgiveness will be determined in part based on the use of Loan proceeds in accordance with the terms of the Act during the 8-week period after Loan origination and the maintenance or achievement of certain employee and compensation levels. The Company can provide no assurance that any portion of the Loan will be forgiven.
This report contains forward-looking statements that involve risks and uncertainties. For example, forward-looking statements include statements regarding the intended use of proceeds of the Loan and our ability to comply with the requirements of the Program. Actual results could differ materially from the results projected in or implied by the forward-looking statements made in this report. Factors that might cause these differences include, but are not limited to, adverse changes in our business, prospects, financial condition or results of operations that may necessitate staffing or compensation reductions beyond those contemplated by the loan forgiveness provisions of the Program, as a result of which we may not be entitled to any forgiveness; breach of the terms of the Loan, which could result in acceleration of the Loan; unexpected alternative demands on our capital resources; and continuing uncertainty regarding the ongoing adverse impact of the COVID-19 pandemic, as well as governmental, business and other responses thereto and the resulting economic slowdown, on our revenues, results of operations and financial condition, which could be material (particularly for our media and other travel-related businesses). These and other factors are discussed in more detail in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2020 and our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 1, 2020. We do not assume any obligation to update our forward-looking statements to reflect new information and developments.
Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off Balance Sheet Arrangement of the Registrant.
Reference is made to the disclosure under Item 1.01 above, which is hereby incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.
 (d) Exhibits

Exhibit No.	Description
10.1	Promissory Note dated as of May 1, 2020 and executed on May 3, 2020 by KVH Industries, Inc., in favor of Bank of America, N.A.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KVH INDUSTRIES, INC.
Date: May 6, 2020	BY:	/s/ DONALD W. REILLY
Donald W. Reilly
Chief Financial Officer